Exhibit 5.1

eHi Car Services Limited

Unit 12/F, Building No. 5, Guosheng Center

388 Daduhe Road, Shanghai 200062

People’s Republic of China

3 November 2014

Dear Sirs

eHi Car Services Limited

We have acted as Cayman Islands legal advisers to eHi Car Services Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering (the “Offering”) by the Company of certain American Depositary Shares (the “ADSs”), each ADS representing two of the Company’s Class A Common Shares of par value US$0.001 each (the “Shares”).

We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1                               The certificate of incorporation of the Company dated 3 August 2007 and the certificates of incorporation on change of name of the Company dated 4 January 2011 and 17 September 2014.

1.2                               The eighth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 14 April 2014 and effective on 16 April 2014 (the “Pre-IPO M&A”).

1.3                               The ninth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 2 October 2014 and effective immediately upon the completion of the Company’s listing of Class A Common Shares represented by the ADSs (the “IPO M&A”).

1.4                               The written resolutions of the directors of the Company dated 2 October 2014 (the “Directors’ Resolutions”).

1.5                               The minutes (the “Minutes”) of a meeting of the shareholders of the Company held on 2 October 2014 (the “Meeting”).

1.6                               A certificate from a Director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7                               A certificate of good standing dated 17 October 2014, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               The genuineness of all signatures and seals.

2.3                               There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                               The authorised share capital of the Company, with effect immediately upon the completion of the Company’s listing of the Shares represented by the ADSs, will be US$500,000 divided into 407,328,619 Class A Common Shares with a par value of US$0.001 each and 92,671,381 Class B Common Shares with a par value of US$0.001 each.

3.3                               The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable.

3.4                               The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                                         Qualifications

In this opinion letter the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl